Exhibit 10.3

Consulting  Agreement

This agreement sets forth the terms (the “Agreement”) between Summitt Ventures Inc (Summitt) and Company (CLIENT), on behalf of Company Daybreak Mines, Inc. (“the Company”) concerning business management services (hereafter being referred to as the “Services) rendered to the Company from December 15, 2004 and continuing through May 1, 2005.

When countersigned in the space provided below, this shall serve as our agreement, as detailed below. Therefore, this Agreement contains the full and complete understanding between the parties and supersedes all prior understandings. It is further understood / agreed (when countersigned) that this Agreement may not be altered, modified or changed in any way without the express written consent of both parties and shall be construed in accordance with the laws of the State of California applicable to agreements executed and wholly performed within that State.

1.

The Services

A. It is agreed that Summitt shall be retained to provide business management services, and provide advice as it relates to the future of the company. This service shall include the drafting and preparation of business plans, operating budgets, cash flow projections and other business management services.

B. It is understood that the Company has allowed Summitt to enter into this agreement based upon the present character and composition of CLIENT’s management and general good standing and reputation in the business community. In the event of the sale or transfer of a substantial portion of the assets of CLIENT’s business or of a change in the controlling interest in CLIENT’s business or of a merger or consideration of CLIENT’s property being expropriated, confiscated, or nationalized by the government, or in the event of the de facto control of CLIENT or of any of its subdivisions or agencies being assumed by a government, or government agency or representative, the Company may, at its option, terminate this Agreement immediately upon written notice to CLIENT.

2.

Compensation for the Services

In consideration for the services rendered by CLIENT shall pay to Summitt as follows:

A.

CLIENT shall pay to Summitt a fee of Five Hundred Thousand Dollars ($500,000) which can be paid in cash or in free trading shares of the company. This fee shall be non-refundable and considered earned when the shares are delivered. It is agreed that the fee shall be paid within 3 days after execution of this agreement, Summitt may designate third parties to be paid all or a portion the fee by notifying Client. This agreement may be assigned to principles of Summitt to perform this service.

3.

Method of Compensation

The method of Compensation shall be either in cash or in free trading shares of the company. In the event free trading shares are delivered it will be based upon the values of the stock are delivered based upon the last bid price per share upon the date of this agreement.

4.

Termination

A.

This agreement shall begin upon the signing of the contract. The term of this engagement will be six(6) months and may be terminated by either party upon thirty (30) days prior written notice if termination is without cause, and immediately upon written notice if termination is with cause.

B.

In the event of termination, all fees and charges paid to Summitt shall be considered earned and non-refundable.

5.

Reports

At Summitt’s request, CLIENT agrees to supply a report at least once a month, verbally or in writing, on general activities and actions taken on behalf of the Company.

6.

Materials

Summitt agrees to furnish any supplies and materials which CLIENT may need regarding the Company, its management, products, financial and business status and plans.

7.

Independent Contractor Status

Summitt is acting as an independent contractor, and not as an employee or partner of the Company or CLIENT. As such, neither party has the authority to bind the other, nor make any unauthorized representations on behalf of the other.

8.

Services to Others

A.

Client acknowledges that Summitt is in the business of providing Consulting services to other businesses and entities. Summitt’s services hereunder are not exclusive to CLIENT and shall have the right to perform the same or similar services for others, as well as engage in other business activities.

9.

Confidential Information

CLIENT will use its best efforts to maintain the confidential nature of the proprietary or confidential information to Summitt and The Company entrusts t it through strict control of its distribution and use. Further, CLIENT will use its best efforts to guard against any loss to The Company and Summitt through the failure of CLIENT or their agents to maintain the confidential nature of such information. “Proprietary” and “confidential information”, for the purpose of this Agreement shall mean any and all information supplied to CLIENT which is not otherwise available t the public, including information which may be considered “inside information” within the meaning of the U.S.  securities laws, rules and regulations.

10.

Indemnification

A.

Client shall indemnify Summitt and its officers and employees and hold them harmless for any acts, statements or decisions made by CLIENT in reliance upon information supplied to Summitt in accordance with instructions from or acts, statements or decisions approved by The Company or CLIENT. This indemnity and hold harmless obligation shall include expenses and fees including reasonable attorney fees incurred by Summitt in connection with the defense of any act, suit or proceeding arising out of the foregoing.

11.

Other Transactions

A.

A Business Opportunity shall include the merger, sale of assets, consolidation or other similar transactions or series or combinations of transactions whereby the Company or its subsidiaries, both transfer to a third entity or person, assets or any interest in its business in exchange for stock, assets, securities, cash or other valuable property or rights., or wherein they make a contribution of capital or services to a joint venture, commonly owned enterprise or venture with the other for purposes of future business operations and opportunities.

B.

To be a Business Opportunity covered by this section, the transaction must occur during the term of this Agreement, or during the period of one (1) year after the expiration of this Agreement. In the event this paragraph shall apply, any Transaction Fee due shall be based upon the net value of the consideration, securities, property, business, assets or other value given, paid, transferred or contributed by, or to the Company, and shall be equal to five percent (5%) of the first One Million Dollars ($1,000,000) of such net value, in addition to four percent (4%) of the second One Million Dollars ($1,000,000), plus three percent (3%) of the third One Million Dollars ($1,000,000), plus two percent (2%) of the fourth One Million Dollars ($1,000,000) and add one percent (1%) of all remaining net value. Unless otherwise mutually agreed in writing prior to the closing of any Business Opportunity, the Transaction Fee shall be paid in cash or in kind at the closing of the transaction. This fee shall be paid to Summitt for those companies or opportunities which it directs to CLIENT which are merged, purchased, or so introduced by CLIENT.

12.

Entirety

This instrument sets forth the entire agreement between CLIENT and Summitt on behalf of THE Company. No promise, representation, or inducement except as herein set forth, has been made by either party to this Agreement. Should any provision of this Agreement be void or unenforceable the rest of this Agreement shall remain in full force. This Agreement may not be cancelled, altered, or amended except in writing.

APPROVAL AND ACCEPTANCE

CLIENT

READ AND ACCEPTED THIS 15TH  day of December, 2004

Signed:  _/s/ Robert Martin_______________

By it’s authorized agent

Summitt Ventures, Inc.

READ AND ACCEPTED THIS 15th day of December, 2004

Signed: __/s/ Mark Anderson____________

Title: By its authorized agent